SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
SYNOVUS FINANCIAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Georgia (State of Incorporation or Organization)	58-1134883 (I.R.S. Employer Identification No.)
1111 Bay Avenue, Suite 500, Columbus, Georgia (Address of Principal Executive Offices)	31901 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.☐

Securities Act registration statement file number to which this form relates:	333-166300
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Tangible Equity Units	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1: Description of Registrant’s Securities to be Registered
     Synovus Financial Corp. (the “Registrant”) registers hereunder its Tangible Equity Units (the “tMEDS”), each with a stated amount of $25. For a description of the securities to be registered hereunder, reference is made to the information under the heading “Description of tMEDS” on pages S-54 through S-57 of the Registrant’s prospectus dated April 28, 2010 (Registration No. 333-166300) (the “tMEDS Prospectus”). Each tMEDS is a unit comprised of a prepaid stock purchase contract and a junior subordinated amortizing note. For a description of the stock purchase contracts, reference is made to the information under the heading “Description of the Purchase Contracts” on pages S-58 to S-73 of the tMEDS Prospectus. For a description of the junior subordinated amortizing note, reference is made to the information under the heading “Description of the Amortizing Notes” on pages S-74 through S-84 of the tMEDS Prospectus. Each such description referred to above, and the tMEDS Prospectus, is hereby incorporated herein by reference and made part of this registration statement in its entirety.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNOVUS FINANCIAL CORP.
By:	/s/ Samuel F. Hatcher
	Name:	SAMUEL F. HATCHER
	Title:	Executive Vice President, General Counsel and Secretary

Dated: April 28, 2010

Item 2: Exhibits

3.1	Articles of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006.

3.2	Articles of Amendment to Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated December 17, 2008, as filed with the SEC on December 17, 2008.

3.3	Articles of Amendment to Articles of Incorporation of the Registrant establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated December 17, 2008, as filed with the SEC on December 22, 2008.

3.4	Articles of Amendment to Articles of Incorporation of the Registrant establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K dated December 17, 2008, as filed with the SEC on December 22, 2008.

3.5	Bylaws, as amended, of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated January 28, 2010 as filed with the SEC on January 29, 2010.

3.6	Articles of Amendment to Articles of Incorporation of the Registrant increasing the number of authorized shares of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated April 27, 2010, as filed with the SEC on April 27, 2010.

3.7	Articles of Amendment to Articles of Incorporation of the Registrant establishing the Items of the Series B Participating Cumulative Preferred Stock, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K dated April 27, 2010, as filed with the SEC on April 27, 2010.

4.1	Form of Junior Subordinated Debt Indenture between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee, incorporated by reference to Exhibit 4.6 of the Registrant’s automatic shelf registration statement on Form S-3 as filed with the SEC on April 26, 2010 (No. 333-166300).

4.2	Form of First Supplemental Indenture between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee.*

4.3	Form of Purchase Contract Agreement among the Registrant, The Bank of New York Mellon Trust Company, N.A., as purchase contract agent, and The Bank of New York Mellon Trust Company, N.A., as trustee.*

99.1	Prospectus dated April 28, 2010 describing the Tangible Equity Unit (tMEDS), incorporated by reference to the Registrant’s automatic shelf registration statement on Form S-3 as filed with the SEC on April 30, 2010 (Registration No. 333-166300).

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

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